Amendment No. 3 dated

November 17, 2023 to

SCHEDULE A

to the

Master Services Agreement among

VELA Investment Management, LLC,

VELA Funds and

Ultimus Fund Solutions, LLC dated September 22, 2020, as amended

Fund Portfolio(s)

VELA Small Cap Fund VELA Large Cap Plus Fund VELA International Fund

VELA Income Opportunities Fund

VELA Short Duration Fund

The parties have duly executed this Amendment No. 3 to Schedule A as of the date first written above.

	VELA Investment Management, LLC		Ultimus Fund Solutions, LLC
By:	/s/ RH Dillon	By:	/s/ Gary Tenkman
Name:	R H Dillon	Name:	Gary Tenkman
Title:	Chief Executive Officer	Title:	Chief Executive Officer

VELA Funds on its own behalf and on behalf of the Funds
By:	/s/ Jason Job
Name:	Jason Job
Title:	President